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                                                                   EXHIBIT 10.12

August 18, 1997

Mr. Malcolm Bird
Orchard House, Station Road
Steeple Morden
Royston, Herts
UX S08 ONW

Dear Malcolm:

I am delighted to make you this offer to join Unwired Planet, Inc. Each person at Unwired Planet will help shape our values and direction; each person will add his or her unique strengths and perspectives.

This offer is for you to join us in the capacity of General Manager, Europe. Your base salary will be $US10,000 per month ($US120,000 per year) and your annual target compensation will be $US200,000, with the bonus component (which will not be considered "regular pay") determined by the CEO based upon your performance in achieving defined objectives in your position as General Manager, Europe. You will be paid monthly in arrears in the UK at the prevailing rate of exchange (but not lower than average rate during the period June-August 1997), and any bonus will be paid annually in arrears. All payments made to you hereunder will be subject to such deductions of tax and national insurance contributions and other deductions or sums as the Company is legally required to make.

As an employee, you are also eligible to receive employee benefits. In your case, such will include: family medical insurance (premiums of up to UKP850 per annum); automobile allowance (up to UKP650 per month); holiday entitlement (20 days per annum in addition to statutory holidays accruing at 1.667 days per month); and Company-funded pension (15% of base salary).

You will be expected to work such reasonable periods of time as may be required by the duties of the job without additional pay. You will not be paid extra for overtime.

On termination of employment, you will receive one three hundred and sixtieth of annual base salary for any untaken accrued holiday in the then current year. Holiday not taken will be forfeited and may not be carried forward to the next year.

You will be paid statutory sick pay ("SSP") in respect of sick leave duly certified in accordance with statutory requirements. Your qualifying days for SSP are Monday to Friday. A self-certification form for SSP purposes is available from the Company. A doctor's certificate is required for any incapacity in excess of seven days (including weekends), and for each seven days it continues.

There is no occupational pension scheme with this employment, but the Company will contribute on your behalf a fixed percentage (as set forth above) of your annual base salary into a selected personal pension. A contracting-out certificate is not in force. You will therefore be contracted into the state pension scheme unless you choose to make other arrangements through a personal pension.

I will recommend to the Unwired Planet Board of Directors that you be granted stock options to purchase 150,000 shares of Unwired Planet Common Stock. Subject to the approval of the Board of Directors of Unwired Planet, you will be granted an option to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will be vested one year from your hire date and the remaining shares will vest monthly after your first year of employment. Vesting will, of course, depend on your continued employment with Unwired Planet. If you achieve the performance objectives established for you, I will recommend at your yearly review in June 1998 to the Board of Directors that options for an additional 30,000 shares be granted to you, with the strike price of these additional options to be the fair market value of the Company's Common Stock on the date the Board approves the grant.

Notice of termination shall be by three month's written notice from either side. Subject to this notice requirement, you are free to resign at any time, for any reason or for no reason. Similarly, Unwired Planet is free to conclude its employment relationship with you at any time, with or without cause, subject to compliance with the notice requirement. In the event your employment is terminated involuntarily other than for cause, it is understood that the Company's sole obligation shall be to pay severance equal to six months' base salary, plus continuation of medical insurance benefits (or, if this is not possible, reimbursement of premiums) for said period of time. As used herein, "cause" means your serious misconduct or your willful and continued breach or neglect of your duties (other than as a result of physical or natural illness) after you have been given a written warning by the CEO which sets forth in detail the specific respects in which such willful breach or neglect is believed to have occurred and where appropriate gives you a reasonable time to remedy the same.

During the period of six months after the lawful termination of your employment, you agree not to directly or indirectly solicit the services of or employ any employee who was a senior manager or director of the Company at any time during the period of six months prior to the termination of your employment.

Upon joining Unwired Planet, you will be required to sign a confidentiality and inventions agreement in which you will be asked to protect the Company's confidential information and to assign to the Company any inventions produced in the course of your work.

As we discussed, your first date of employment is schedule for September 1, 1997. No previous service counts as continuous for statutory purposes. Please review these terms to make sure they are consistent with your understanding. if so, send back to me this signed offer letter no later than August 22, 1997.

This agreement sets out the whole agreement between the parties. If any provision of this agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, that provision shall be deemed deleted from this agreement, and the remainder of this agreement shall be carried out as surely as possible according to its original terms and intent.

Your acceptance of this offer represents a unique opportunity for Unwired Planet both to grow and to succeed. I want to thank you for the commitment you have made to our common vision and look forward to working with you.


UNWIRED PLANET, INC.

By:

     Alain Rossman
     Chairman and CBO

Accepted by:

/s/ MALCOLM BIRD            29 August 97

Malcolm Bird                Date